Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell Huffer, Michael B. Clauer and Patricia A. Beithon, each with full power to act without the other, his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Apogee Enterprises, Inc. and any or all amendments thereto, relating to the Apogee Enterprises, Inc. 2002 Omnibus Stock Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed on this 18th day of October, 2002, by the following persons.

/s/ Russell Huffer Russell Huffer Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	/s/ Barbara B. Grogan Barbara B. Grogan Director

/s/ Michael B. Clauer Michael B. Clauer Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	/s/ Stephen C. Mitchell Stephen C. Mitchell Director

/s/ Donald W. Goldfus Donald W. Goldfus Director	/s/ Bernard P. Aldrich Bernard P. Aldrich Director

/s/ Harry A. Hammerly Harry A. Hammerly Director	/s/ J. Patrick Horner J. Patrick Horner Director

/s/ Laurence J. Niederhofer Laurence J. Niederhofer Director	/s/ Michael E. Shannon Michael E. Shannon Director

/s/ James L. Martineau James L. Martineau Director	/s/ Ray C. Richelsen Ray C. Richelsen Director